Exhibit 3.2

CIM REAL ESTATE FINANCE TRUST, INC.

ARTICLES SUPPLEMENTARY

SPECIAL VOTING PREFERRED STOCK

CIM Real Estate Finance Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Article V of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board”), by resolutions duly adopted, classified 1,000,000,000 authorized but unissued shares of Preferred Stock, $0.01 par value per share, of the Corporation as shares of a series of preferred stock, designated as Special Voting Preferred Stock (the “Special Voting Preferred Stock”) with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption which, upon any restatement of the Charter, shall become part of Article V of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof. Capitalized terms used but not defined herein shall have the meanings set forth in the Charter.

Special Voting Preferred Stock

Section 1. Number of Shares and Designation.

A series of Preferred Shares designated as the “Special Voting Preferred Stock” is hereby established, and the number of shares constituting such series shall be 1,000,000,000.

Section 2. Definitions.

“Affiliate” shall have the meaning set forth in Article I of the Partnership Agreement.

“Board of Directors” shall have the meaning set forth in Article IV of the Charter.

“Bylaws” shall have the meaning set forth in Article IV of the Charter.

“Capital Stock” shall have the meaning set forth in Article IV of the Charter.

“Cash Amount” shall have the meaning set forth in Article I of the Partnership Agreement.

“Charter” shall mean the charter of the Corporation.

“CIM Limited Partner” shall have the meaning set forth in Article I of the Partnership Agreement.

“Class A Limited Partnership Units” shall have the meaning set forth in Article I of the Partnership Agreement.

“Class B Limited Partnership Units” shall have the meaning set forth in Article I of the Partnership Agreement.

“CMFT Common Shares Amount” shall have the meaning set forth in Article I of the Partnership Agreement.

“Common Shares” shall mean the Corporation’s Common Stock, $0.01 par value per share.

“Corporation” shall have the meaning set forth in Article I of the Charter.

“Corresponding Partnership Unit” shall mean, with respect to each share of Special Voting Preferred Stock, the Class A Limited Partnership Unit issued by the Operating Partnership concurrently with the issuance by the Corporation of such share of Special Voting Preferred Stock, and after taking into account following such issuance any and all automatic adjustments to such Class A Limited Partnership Unit, from time to time in accordance with Section 7.9 or 7.10 of the Partnership Agreement. “Corresponding Partnership Units” shall have the correlative meaning.

“Corresponding Partnership Unit Number” shall mean, with respect to each share of Special Voting Preferred Stock, a number equal to the number of Class A Limited Partnership Units issued by the Operating Partnership concurrently with the issuance by the Corporation of such share of Special Voting Preferred Stock, as such number shall be adjusted, from time to time, in accordance with Section 7.9 or 7.10 of the Partnership Agreement. The Corresponding Partnership Unit Number as of the Original Issuance Date shall be one (1).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“General Partner” shall have the meaning set forth in Article I of the Partnership Agreement.

“General Partnership Interest” shall have the meaning set forth in Article I of the Partnership Agreement.

“Limited Partner” shall have the meaning set forth in Article I of the Partnership Agreement.

“Limited Partnership Interest” shall have the meaning set forth in Article I of the Partnership Agreement.

“Operating Partnership” shall mean CIM Finance Holdings, LP, a Delaware limited partnership.

“Original Issuance Date” shall mean the date of original issuance of the Special Voting Preferred Stock.

“Partnership Agreement” shall mean the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, as amended from time to time.

“Partnership Unit” shall have the meaning set forth in Article I of the Partnership Agreement.

“Permitted Merger” shall have the meaning set forth in Section 9.4(b) of Article IX of the Partnership Agreement.

“Permitted Transferee” shall have the meaning set forth in Section 10.2(b) of Article X of the Partnership Agreement.

“Person” shall have the meaning set forth in Article IV of the Charter.

“Preferred Shares” shall have the meaning set forth in Section 5.1 of Article V of the Charter.

“Qualifying Person” shall mean a Limited Partner other than a General Partner that is issued Class A Limited Partnership Units as contemplated by Section 4.2(b) of the Partnership Agreement.

“Restricted Entities” shall mean, collectively, the Corporation and its Subsidiaries. For the avoidance of doubt, the Restricted Entities do not include the Operating Partnership or its Subsidiaries.

“Special Voting Preferred Stock” shall mean the series of Preferred Shares designated as Special Voting Preferred Stock.

“Stockholders” shall have the meaning set forth in Article IV of the Charter.

“Subsidiary” shall mean, with respect to any Person, any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by such Person.

Section 3. Dividends and other Distributions.

The holders of shares of Special Voting Preferred Stock shall not be entitled to any regular or special dividend payments, as such. Without limiting the foregoing, the holders of shares of Special Voting Preferred Stock shall not be entitled to any dividends or other distributions declared or paid with respect to the Common Shares or any other Capital Stock.

Section 4. Liquidation, Dissolution or Winding Up.

The holders of shares of Special Voting Preferred Stock shall not be entitled to any distribution rights or any other rights to receive any property upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, as such.

Section 5. Pairing.

The Corporation shall not issue or agree to issue any share or shares of Special Voting Preferred Stock to any Person unless effective provision has been made for the concurrent issuance by the Operating Partnership to the same Person of a number of Class A Limited Partnership Units equal to the number of votes that such share or shares of Special Voting Preferred Stock entitle such Person to cast with respect to any matter as to which the holders of Special Voting Preferred Stock are entitled to cast votes under the Charter and applicable law and for the pairing of such share or shares of Special Voting Preferred Stock and Class A Limited Partnership Units in accordance with Section 4.2 of the Partnership Agreement. For the avoidance of doubt, the shares of Special Voting Preferred Stock issued pursuant to the Contribution Agreement (as defined in the Partnership Agreement) meet these requirements. Until the limitation on transfer provided for under Section 4.2(b) of the Partnership Agreement shall be terminated in accordance with the terms of the Partnership Agreement:

(a) No share of Special Voting Preferred Stock shall be transferable, and no such share shall be transferred on the stock transfer books of the Corporation, except together with a transfer of the Corresponding Partnership Unit in accordance with the provisions of the Partnership Agreement.

(b) A legend shall be placed on the face of any certificate representing ownership of shares of Special Voting Preferred Stock referring to the restriction on transfer set forth herein and in the Partnership Agreement.

Section 6. Voting Rights.

(a) Holders of the Special Voting Preferred Stock shall not have any voting rights except as set forth in this Section 6.

(b) Each share of Special Voting Preferred Stock shall entitle the holder thereof to a number of votes equal to the Corresponding Partnership Unit Number on all matters submitted to a vote of the Stockholders. The holders of shares of Special Voting Preferred Stock shall vote together with the holders of Common Shares as one class on all matters submitted to a vote of the holders of Common Shares and, except as expressly set forth in Section 6(c) or Section 9 below, the holders of shares of Special Voting Preferred Stock shall have no other voting rights, as a separate class or otherwise, including any rights to vote as a class with respect to any extraordinary corporate action such as a merger, consolidation, dissolution, liquidation or the like.

(c) Until such time as the CIM Limited Partner and its Permitted Transferees collectively hold less than ten percent of the Partnership Units that are issued and outstanding as of the Original Issuance Date (as appropriately adjusted hereafter to give effect to any unit split, reverse split, combination, reclassification, recapitalization or similar transaction) and the Common Shares are listed on a national securities exchange registered under Section 6 of the Exchange Act and so long as any shares of Special Voting Preferred Stock remain outstanding, the Corporation (or, in the case of any action taken by the Board of Directors, the Board of Directors) shall not, and shall cause the Corporation’s Subsidiaries not to, directly or indirectly, without the prior affirmative vote or consent of the holders of at least a majority of the shares of Special Voting Preferred Stock outstanding at the time, given in person or by proxy, either in writing, by electronic transmission or at a meeting (the holders of shares of Special Voting Preferred Stock voting separately as a class):

(i) enter into any indebtedness financing arrangement in a single transaction or in a series of related transactions in an amount that is, in the aggregate together with all prior debt issuances following the Original Issuance Date, in excess of ten percent of the Corporation’s existing long-term consolidated indebtedness (other than entry into a debt financing arrangement between or among the Corporation and any of its wholly owned Subsidiaries);

(ii) issue or cause any Restricted Entity to issue any shares of Capital Stock or other equity securities, provided that the Corporation may issue, in a single transaction or in a series of related transactions, equity securities that would in the aggregate be less than or equal to 5% of the then total issued and outstanding Common Shares calculated on a fully diluted, as converted, exchanged or exercised basis, but only if such equity securities have designations, preferences, rights, priorities or powers that are in all respects pari passu or less favorable than those provided to holders of Common Shares;

(iii) adopt any stockholder rights plan or similar agreement;

(iv) amend the charter, articles of incorporation, bylaws, operating agreement or other applicable corporate organizational, constituent and/or governing documents of any Restricted Entity;

(v) exchange or dispose of all or substantially all of the assets of any Restricted Entity in a single transaction or series of related transactions;

(vi) enter into a merger, sale or other combination to which any Restricted Entity is a party (except for any Permitted Merger pursuant to Section 9.4(b) of the Partnership Agreement);

(vii) transfer, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of any Restricted Entity;

(viii) appoint or remove (without cause) the Chief Executive Officer of the Corporation (or the Person holding an equivalent officer position);

(ix) terminate the employment of any officers of a Restricted Entity or terminate the association of a partner with any of the Corporation’s Subsidiaries, in each case, without cause;

(x) liquidate or dissolve any Restricted Entity;

(xi) withdraw, remove or substitute any person who serves as a general partner (including, for the avoidance of doubt, the Corporation) with respect to any Restricted Entity;

(xii) transfer or cause to be transferred any beneficial ownership, in whole or in part, of any general partner interest with respect to the Operating Partnership or any Restricted Entity (including, for the avoidance of doubt, the General Partnership Interest and Limited Partnership Interests held directly or indirectly by the Corporation) to any Person other than the CIM Limited Partner or its Permitted Transferees;

(xiii) enter into any new business outside of the Operating Partnership or any of its Subsidiaries or otherwise engage in, directly or indirectly, including through any Affiliate, any business or activities that are the same as, substantially similar to or competitive with the business of the Operating Partnership or any of its Subsidiaries, or otherwise divert or reroute any business or opportunity from the Operating Partnership or any of its Subsidiaries; or

(xiv) amend or terminate (without cause) any existing management or advisory agreements (as of the Original Issuance Date) to which the CIM Limited Partner or any of its Affiliates is a party.

Section 7. Reacquired Shares.

Any shares of Special Voting Preferred Stock redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be cancelled automatically, shall cease to be outstanding and shall become authorized but unissued shares of Special Voting Preferred Stock, and the former holder or holders thereof shall have no further rights (hereunder or otherwise) with respect to such shares. Any shares of Special Voting Preferred Stock that are cancelled in accordance with the preceding sentence may be reissued or reclassified by the Corporation in accordance with the applicable provisions of the Charter and the Partnership Agreement.

Section 8. Cancellation and Redemption.

(a) In the event that the Operating Partnership is party to any consolidation, merger, combination or other transaction pursuant to which the Class A Limited Partnership Units are converted or changed into or exchanged for stock and/or other securities of any other entity that is not an Affiliate of the Corporation or the Operating Partnership and/or cash or any other property, then in any such case the shares of Special Voting Preferred Stock shall be cancelled and extinguished on a pro rata basis with the Corresponding Partnership Units converted or changed, or exchanged, at and as of the effective time of such transaction without any consideration therefor (except for the consideration, if any, provided for in the agreement with respect to such transaction), and thereafter the former holders of such shares of Special Voting Preferred Stock shall have no further rights (hereunder or otherwise) with respect to such cancelled and extinguished shares.

(b) The shares of Special Voting Preferred Stock shall not be redeemable by the Corporation. Notwithstanding the foregoing, if at any time any Qualifying Person elects, pursuant to Section 9.4 of the Partnership Agreement, to have any Class A Limited Partnership Unit redeemed or to cause the consummation of a Permitted Merger with the Corporation or a Subsidiary thereof in which any Class A Limited Partnership Unit is cancelled, then upon the payment of the applicable Cash Amount or CMFT Common Shares Amount upon such redemption or Permitted Merger in accordance with the terms and conditions of the Partnership Agreement, the shares of Special Voting Preferred Stock paired with the Class A Limited Partnership Units so redeemed or cancelled shall become authorized but unissued shares of Special Voting Preferred Stock as contemplated by Section 7 above, and thereafter the former holders thereof shall have no further rights (hereunder or otherwise) with respect to such shares.

Section 9. Amendments and Mergers.

The Charter shall not be amended in any manner (including without limitation by merger, consolidation or otherwise) that would alter or change any of the powers, preferences or special rights of the Special Voting Preferred Stock, as set forth herein, so as to affect them adversely, or to otherwise defeat or diminish the purpose or effect of or relative voting rights resulting from the issuance of the Special Voting Preferred Stock, without the affirmative vote of the holders of at least a majority of the outstanding shares of Special Voting Preferred Stock, voting separately as a class.

Section 10. Fractional Shares.

Special Voting Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights and to have the benefit of all other rights of holders of shares of Special Voting Preferred Stock.

Section 11. Not Subject to Article VI.

As a result of the determination by the Board of Directors on June 23, 2026 that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT, which date constitutes a Restriction Termination Date and has occurred on or prior to the Original Issuance Date, the Special Voting Preferred Stock shall not be subject either upon the Original Issuance Date or at any future time to the limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Capital Stock set forth in Article VI of the Charter.

SECOND: The Special Voting Preferred Stock has been classified or reclassified, and designated, by the Board of Directors under the authority contained in the Charter. These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

THIRD: The undersigned acknowledges the foregoing Articles Supplementary to be the duly authorized corporate act of the Corporation and, as to all matters or facts required to be verified under oath, hereby acknowledges to the best of his knowledge, information and belief that these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Chief Financial Officer, Principal Accounting Officer and Treasurer and attested to by its Secretary on this 23rd day of June, 2026.

ATTEST:		CIM REAL ESTATE FINANCE TRUST, INC.

By:	/s/ Laura Eichelsderfer	By:	/s/ Nathan DeBacker
	Name: Laura Eichelsderfer		Name: Nathan DeBacker
	Title: Secretary		Title: Chief Financial Officer, Principal Accounting Officer and Treasurer